(LOGO) CHASE

Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus, OH 43219
1-800-848-9136 Customer Service
1-800-582-0542 TDD / Text Telephone

Mr. Andy Rosenfeld
JP Morgan/Church
c/o Norwest Bank of Minnesota/Master Servicing Division
11000 Broken Land Parkway
Columbia, MD 21044


RE: Annual Certification

Dear Mr. Rosenfeld:

Pursuant to the servicing agreement, the undersigned Officer certifies to the following:

a) All hazard or mortgage impairment, (if applicable) flood or other casualty insurance and primary mortgage guaranty insurance premiums, taxes, ground rents, assessments and other changes have been paid by/in connection with the Mortgaged Properties;

b) All property inspections have been completed;

c) Compliance relative to Adjustable Rate Mortgages have been met;

d) Compliance with IRS Foreclosure reporting regulations enacted as IRS Section 6060J by the Deficit Reduction Act, regarding Acquired and/or Abandonment property have been completed;

e) All loans CMMC services in state that have statutes requiring payment of interest on escrow/impound accounts have been completed;

f) That such officer has confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy, and any other bonds required under the terms of the Servicing Agreement are in full force and effect.

g) Enclosed is a copy of our most recent independent audit statement.


CERTIFIED BY:                     DATE: March 31,2000
Lucy P.Gambino
Vice President
Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus, OH 43219

S:/rishare/offcert.doc